Exhibit 99.1

8233 Baumgart Road Evansville, Indiana 47725 www.shoecarnival.com (812) 867-4034	Contact Mark L. Lemond President and Chief Executive Officer or W. Kerry Jackson Senior Vice President, Chief Financial Officer and Treasurer
FOR IMMEDIATE RELEASE

SHOE CARNIVAL REPORTS OCTOBER SALES

Evansville, Indiana, November 6, 2003 - Shoe Carnival, Inc. (Nasdaq:  SCVL), a leading retailer of value-priced footwear and accessories, today reported sales for the four-week period ended November 1, 2003 decreased 0.6 percent to $37.7 million from sales of $37.9 million for the four-week period ended November 2, 2002. Comparable store sales decreased 9.0 percent in October 2003. Comparable store sales in October 2002 increased 13.7 percent.

Mark L. Lemond, president and chief executive officer commented, "As anticipated, we experienced negative comparable store sales in October due to the difficult comparison with October 2002 sales, which rose 13.7 percent. The prior year comparable store sales increase was driven by promotional selling and near perfect weather conditions for selling fall product. This year we chose not to repeat certain promotions, which hindered our sales performance for October but resulted in a higher gross profit margin. Additionally, unseasonably warm weather in October 2003 negatively affected the sale of fall merchandise.

"Despite the sales decline in October, our inventories remain lean and well positioned for fall. We now estimate earnings for the third quarter to be approximately $0.42 per share, which represents about a 10 percent increase in earnings per share over the third quarter of 2002. Included in the earnings estimate for the third quarter is a pretax charge of approximately $330,000 for the closing of two stores and relocation of one store."

Sales for the 13-week third quarter increased 10.6 percent to $152.4 million from sales of $137.7 million for the 13-week quarter ended November 2, 2002. Comparable store sales increased 0.3 percent for the 13-week period.

Sales for the first nine months of 2003 increased 8.2 percent to $423.7 million from sales of $391.7 million for the first nine months of 2002. Comparable store sales decreased 2.6 percent for the 39-week period.

The Company also announced the opening of six stores in October, two in Huntsville, AL and one each in Colorado Springs, CO; Savannah, GA; Calumet Park, IL (Chicago market) and Moore, OK (Oklahoma City market). One store was closed during the month and one store in Plainfield, IN was relocated. During the third quarter, the Company opened 11 stores, closed 2 and relocated one store. Two additional stores will open in the fourth quarter of 2003, one of which opened in the first week of November.

To hear the telephone replay of Shoe Carnival, Inc.'s pre-recorded October sales message, please dial 888-203-1112 followed by conference call I.D. number 611339 beginning today at 7:30 a.m. Eastern time. The telephone replay will be available for one week.

Third quarter earnings results will be announced by the Company on November 18, 2003.

This press release contains forward-looking statements that involve a number of risks and uncertainties. A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, but are not limited to: general economic conditions in the areas of the United States in which our stores are located; changes in the overall retail environment and more specifically in the apparel and footwear retail sectors; the potential impact of national and international security concerns on the retail environment; changes in our relationships with key suppliers; the impact of competition and pricing; changes in weather patterns, consumer buying trends and our ability to identify and respond to emerging fashion trends; risks associated with the seasonality of the retail industry; the availability of desirable store locations at acceptable lease terms and our ability to open new stores in a timely manner; higher than anticipated costs associated with the closing of underperforming stores; the inability of manufacturers to deliver products in a timely manner; changes in the trade relations between the United States and countries which are the major manufacturers of footwear.

In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized. Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as "believes," "expects," "may," "will," "should," "seeks," "pro forma," "anticipates," "intends" or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions. Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments.

Shoe Carnival is a chain of 239 footwear stores located in the Midwest, South and Southeast. Combining value pricing with an entertaining store format, Shoe Carnival is a leading retailer of name brand and private label footwear for the entire family. Headquartered in Evansville, IN, Shoe Carnival trades on the Nasdaq Stock Market under the symbol SCVL. Shoe Carnival's press releases and annual report are available on the Company's website at www.shoecarnival.com.

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